SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO §240.13-d-1(a)
AND AMENDMENTS THERETO FILED PURSUANT TO §240.13-d-2(a)
(Amendment No. 1 )*

Visteon Corporation
(Name of Issuer)
Common Stock, $1.00 par value
(Title of Class of Securities)
92839U107
(CUSIP Number)
Shulamit Leviant, Esq.
c/o Davidson Kempner Partners
New York, New York, 10022
(212) 446-4053
(Name, Address and Telephone Number of Person Authorized
to Receive Notices and Communications)
Copies to:
Martin J. Bienenstock
Timothy Q. Karcher
Philip Abelson
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
(212) 259-8000
March 25, 2010
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	92839U107	Page	2	of	45	Pages

1.	NAMES OF REPORTING PERSONS Davidson Kempner Partners

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	New York

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		300,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		300,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	300,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.23%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	3	of	45	Pages

1.	NAMES OF REPORTING PERSONS Davidson Kempner Institutional Partners, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		630,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		630,000

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	630,000

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.48%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	4	of	45	Pages

1.	NAMES OF REPORTING PERSONS M.H. Davidson & Co.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	New York

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		54,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		54,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	54,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.04%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	5	of	45	Pages

1.	NAMES OF REPORTING PERSONS Davidson Kempner International, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		702,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		702,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	702,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.54%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	6	of	45	Pages

1.	NAMES OF REPORTING PERSONS Davidson Kempner Distressed Opportunities Fund LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,362,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		1,362,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,362,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.05%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	7	of	45	Pages

1.	NAMES OF REPORTING PERSONS Davidson Kempner Distressed Opportunities International Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,952,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		2,952,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,952,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.27%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	8	of	45	Pages

1.	NAMES OF REPORTING PERSONS MHD Management Co.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	New York

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		300,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		300,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	300,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.23%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	9	of	45	Pages

1.	NAMES OF REPORTING PERSONS MHD Management Co. GP, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		300,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		300,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	300,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.23%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	10	of	45	Pages

1.	NAMES OF REPORTING PERSONS M.H. Davidson & Co. GP, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		54,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		54,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	54,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.04%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	11	of	45	Pages

1.	NAMES OF REPORTING PERSONS Davidson Kempner Advisers Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	New York

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		630,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		630,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	630,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.48%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	12	of	45	Pages

1.	NAMES OF REPORTING PERSONS Davidson Kempner International Advisors, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		702,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		702,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	702,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.54%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	13	of	45	Pages

1.	NAMES OF REPORTING PERSONS DK Group LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,362,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		1,362,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,362,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	1.05%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	14	of	45	Pages

1.	NAMES OF REPORTING PERSONS DK Management Partners LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,952,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		2,952,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,952,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.27%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	15	of	45	Pages

1.	NAMES OF REPORTING PERSONS DK Stillwater GP LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,952,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		2,952,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,952,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.27%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	16	of	45	Pages

1.	NAMES OF REPORTING PERSONS Thomas L. Kempner, Jr.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	17	of	45	Pages

1.	NAMES OF REPORTING PERSONS Stephen M. Dowicz

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	18	of	45	Pages

1.	NAMES OF REPORTING PERSONS Scott E. Davidson

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	19	of	45	Pages

1.	NAMES OF REPORTING PERSONS Timothy I. Levart

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America and the United Kingdom

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	20	of	45	Pages

1.	NAMES OF REPORTING PERSONS Robert J. Brivio, Jr.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	21	of	45	Pages

1.	NAMES OF REPORTING PERSONS Eric P. Epstein

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	22	of	45	Pages

1.	NAMES OF REPORTING PERSONS Anthony A. Yoseloff

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	23	of	45	Pages

1.	NAMES OF REPORTING PERSONS Avram Z. Friedman

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	24	of	45	Pages

1.	NAMES OF REPORTING PERSONS Conor Bastable

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,000,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		6,000,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	6,000,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	4.60%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	25	of	45	Pages

1.	NAMES OF REPORTING PERSONS Brigade Capital Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,350,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		3,350,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,350,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.57%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	26	of	45	Pages

1.	NAMES OF REPORTING PERSONS Brigade Leveraged Capital Structures Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,350,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		3,350,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,350,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.57%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	27	of	45	Pages

1.	NAMES OF REPORTING PERSONS Donald E. Morgan, III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	AF

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,350,000

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		3,350,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,350,000

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	2.57%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	28	of	45	Pages

1.	NAMES OF REPORTING PERSONS Plainfield Asset Management LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		902,500

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		902,500

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	902,500

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.69%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	29	of	45	Pages

1.	NAMES OF REPORTING PERSONS Plainfield OC Master Fund Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		225,625

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		225,625

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	225,625

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.17%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	30	of	45	Pages

1.	NAMES OF REPORTING PERSONS Plainfield Liquid Strategies Master Fund Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		45,125

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		45,125

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	45,125

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.03%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	31	of	45	Pages

1.	NAMES OF REPORTING PERSONS Plainfield Special Situations Master Fund II Limited

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		631,750

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		631,750

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	631,750

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.48%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	32	of	45	Pages

1.	NAMES OF REPORTING PERSONS Max Holmes

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States of America

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		902,500

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

		902,500

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	902,500

12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	0.69%[1]

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Based on 130,324,581 shares of Common Stock outstanding as of February 22, 2010, as reported by Visteon Corporation in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2010.

CUSIP No.	92839U107	Page	33	of	45	Pages
     This statement amends and supplements the information set forth in the Schedule 13D filed by the Reporting Persons (as defined therein) with the U.S. Securities and Exchange Commission on March 9, 2010 (the “Schedule 13D”), relating to the shares of Common Stock, $1.00 par value, of Visteon Corporation, a Delaware corporation (the “Issuer”), and constitutes Amendment No. 1 to the Schedule 13D. Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Schedule 13D.
Item 3. Source and Amount of Funds or Other Consideration.
Item 3 of the Schedule 13D is hereby amended and restated in its entirety as follows:
Davidson Kempner Filing Persons
     The funds for the purchase of the Shares beneficially owned by the Davidson Kempner Filing Persons were derived from the working capital of DKP, DKIP, DKIL, CO, DKDOF and DKDOI. No borrowed funds were used to purchase the Shares held by the Davidson Kempner Filing Persons, other than borrowed funds used for working capital purposes in the ordinary course of business, including, in certain cases, through borrowings from margin accounts. A total of approximately $2,905,883.35 was paid to acquire such Shares.
Brigade Filing Persons
     The funds for the purchase of the Shares beneficially owned by the Brigade Filing Persons were delivered from the working capital of Brigade Fund. No borrowed funds were used to purchase the Shares held by the Brigade Filing Persons, other than borrowed funds used for working capital purposes in the ordinary course of business, including, in certain cases, through borrowings from margin accounts. A total of approximately $2,030,486 was paid to acquire such Shares.
Plainfield Filing Persons
     The funds for the purchase of the Shares beneficially owned by the Plainfield Filing Persons were delivered from their respective working capital. No borrowed funds were used to purchase the Shares held by the Plainfield Filing Persons, other than borrowed funds used for working capital purposes in the ordinary course of business, including, in certain cases, through borrowings from margin accounts. A total of approximately $253,800 was paid to acquire such Shares.
Item 4. Purpose of Transaction.
     Item 4 of the Schedule 13D is hereby supplemented by adding the following at the end thereof:
     On March 25, 2010, the Reporting Persons approved a letter to be sent to the Board of Directors of the Issuer (the “Board”) relating to the chapter 11 plan that the Issuer has recently proposed. A copy of the letter is attached hereto as Exhibit 99.4 and is incorporated herein by reference in its entirety.
Item 5. Interest in Securities of the Issuer.
     Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

CUSIP No.	92839U107	Page	34	of	45	Pages
     The aggregate number of Shares to which this Schedule 13D relates is 10,252,500, representing 7.87% of the 130,324,581 Shares outstanding as reported in the Issuer’s Annual Report on Form 10-K filed with the SEC on February 26, 2010.
Davidson Kempner Filing Persons
     (a) — (b) The information set forth in Rows 7 through 13 of the cover page hereto for the Davidson Kempner Filing Persons is incorporated herein by reference.
     (c) Information with respect to all transactions in the Shares which were effected during the past 60 days by each of the Davidson Kempner Filing Persons is set forth on Appendix B hereto and incorporated herein by reference. All such transactions were effected as brokered transactions.
     (d) No other person is known to the Davidson Kempner Filing Persons to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, any Shares beneficially owned by the Reporting Persons.
     (e) Not applicable.
Brigade Filing Persons
     (a) — (b) The information set forth in Rows 7 through 13 of the cover page hereto for the Brigade Filing Persons is incorporated herein by reference.
     (c) Information with respect to all transactions in the Shares which were effected during the past 60 days by each of the Brigade Filing Persons is set forth on Appendix B hereto and incorporated herein by reference. All such transactions were effected as brokered transactions.
     (d) No other person is known to the Brigade Filing Persons to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, any Shares beneficially owned by the Reporting Persons.
     (e) Not applicable.
Plainfield Filing Persons
     (a) — (b) The information set forth in Rows 7 through 13 of the cover page hereto for the Plainfield Filing Persons is incorporated herein by reference.
     (c) Information with respect to all transactions in the Shares which were effected during the past 60 days by each of the Plainfield Filing Persons and officers and directors is set forth on Appendix B hereto and incorporated herein by reference. All such transactions were effected as brokered transactions.
     (d) No other person is known to the Plainfield Filing Persons to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, any Shares beneficially owned by the Reporting Persons.

CUSIP No.	92839U107	Page	35	of	45	Pages
     (e) Not applicable.
Item 7. Material to be Filed as Exhibits.
     Item 7 of the Schedule 13D is hereby supplemented by adding the following at the end thereof:
     Appendix B: Transactions Effected During the Past 60 Days.
     Exhibit 99.4: Letter to the Board of the Issuer, dated March 25, 2010.

CUSIP No.	92839U107	Page	36	of	45	Pages
Signature
After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.
March 25, 2010

DAVIDSON KEMPNER PARTNERS By: MHD Management Co., its General Partner By: MHD Management Co. GP, L.L.C., its General Partner
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P. By: Davidson Kempner Advisers Inc., its General Partner
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	President

M.H. DAVIDSON & CO. By: M.H. Davidson & Co. GP, L.L.C., its General Partner
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

CUSIP No.	92839U107	Page	37	of	45	Pages

M.H. DAVIDSON & CO. GP, L.L.C.
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DAVIDSON KEMPNER INTERNATIONAL, LTD. By: Davidson Kempner International Advisors, L.L.C., its Investment Manager
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

MHD MANAGEMENT CO. By: MHD Management Co. GP, L.L.C., its General Partner
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

MHD MANAGEMENT CO. GP, L.L.C.
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DAVIDSON KEMPNER ADVISERS INC.
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	President

DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

CUSIP No.	92839U107	Page	38	of	45	Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP By: DK Group LLC, its General Partner
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD. By: DK Management Partners LP, its Investment Manager By: DK Stillwater GP LLC, its General Partner
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DK GROUP LLC
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

DK MANAGEMENT PARTNERS LP By: DK Stillwater GP LLC, its General Partner
By:	/s/ Thomas L. Kempner, Jr.
	Name:	Thomas L. Kempner, Jr.
	Title:	Executive Managing Member

CUSIP No.	92839U107	Page	39	of	45	Pages

DK STILLWATER GP LLC
By:	/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Stephen M. Dowicz
Stephen M. Dowicz

/s/ Scott E. Davidson
Scott E. Davidson

/s/ Timothy I. Levart
Timothy I. Levart

/s/ Robert J. Brivio, Jr.
Robert J. Brivio, Jr.

/s/ Eric P. Epstein
Eric P. Epstein

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable

CUSIP No.	92839U107	Page	40	of	45	Pages

BRIGADE CAPITAL MANAGEMENT, LLC
By:	/s/ Donald E. Morgan, III
	Name:	Donald E. Morgan, III
	Title:	Managing Member

BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD. By: Brigade Capital Management, LLC, its Investment Manager
By:	/s/ Donald E. Morgan, III
	Name:	Donald E. Morgan, III
	Title:	Managing Member

/s/ Donald E. Morgan, III
Donald E. Morgan, III

PLAINFIELD ASSET MANAGEMENT LLC
By:	/s/ Thomas X. Fritsch
	Name:	Thomas X. Fritsch
	Title:	Partner and General Counsel

PLAINFIELD OC MASTER FUND LIMITED
By:	/s/ Thomas X. Fritsch
	Name:	Thomas X. Fritsch
	Title:	Authorized Individual

PLAINFIELD LIQUID STRATEGIES MASTER FUND LIMITED
By:	/s/ Thomas X. Fritsch
	Name:	Thomas X. Fritsch
	Title:	Authorized Individual

CUSIP No.	92839U107	Page	41	of	45	Pages

PLAINFIELD SPECIAL SITUATIONS MASTER FUND II LIMITED
By:	/s/ Thomas X. Fritsch
	Name:	Thomas X. Fritsch
	Title:	Authorized Individual

MAX HOLMES
/s/ Thomas X. Fritsch
Thomas X. Fritsch
Attorney-in-Fact*

*	Duly authorized pursuant to the Power of Attorney, dated February 1, 2007, by and on behalf of Max Holmes, appointing Thomas X. Fritsch as his attorney-in-fact, which Power of Attorney was attached as Exhibit A to Amendment No. 1 to the Schedule 13G filed with the SEC by Plainfield Asset Management LLC and Plainfield Special Situations Master Fund Limited with respect to the equity securities of Riviera Holdings Corporation on February 2, 2007 and is incorporated by reference herein.

CUSIP No.	92839U107	Page	42	of	45	Pages
APPENDIX B
TRANSACTIONS IN THE SHARES EFFECTED BY THE
REPORTING PERSONS DURING THE PAST SIXTY DAYS
(UNLESS OTHERWISE STATED, ALL TRANSACTIONS WERE EFFECTED IN
THE OPEN MARKET)
M.H. DAVIDSON & CO.

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	19,056	$0.2610
02/26/10	7,944	0.3442
03/01/10	990	0.3863
03/01/10	16,110	0.7701
03/01/10	900	0.7000
03/03/10	9,000	0.5147
DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	480,635	$0.2610
02/26/10	200,365	0.3442
03/01/10	24,970	0.3863
03/01/10	406,330	0.7701
03/01/10	22,700	0.7000
03/03/10	227,000	0.5147
DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	1,041,731	$0.2610
02/26/10	434,269	0.3442
03/01/10	54,120	0.3863
03/01/10	880,680	0.7701
03/01/10	49,200	0.7000
03/03/10	492,000	0.5147
DAVIDSON KEMPNER INTERNATIONAL, LTD.

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	247,728	$0.2610
02/26/10	103,272	0.3442
03/01/10	12,870	0.3863
03/01/10	209,430	0.7701
03/01/10	11,700	0.7000
03/03/10	117,000	0.5147

CUSIP No.	92839U107	Page	43	of	45	Pages
DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	222,320	$0.2610
02/26/10	92,680	0.3442
03/01/10	11,550	0.3863
03/01/10	187,950	0.7701
03/01/10	10,500	0.7000
03/03/10	105,000	0.5147
DAVIDSON KEMPNER PARTNERS

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	105,867	$0.2610
02/26/10	44,133	0.3442
03/01/10	5,500	0.3863
03/01/10	89,500	0.7701
03/01/10	5,000	0.7000
03/03/10	50,000	0.5147
BRIGADE LEVERAGED CAPITAL STRUCTURES FUND LTD.

Date of Trade	Shares Purchased (Sold)	Price per Share

03/02/10	276,000	$0.51471959
03/03/10	1,224,000	0.52093174
03/03/10	500,000	0.55
03/05/10	500,000	0.9076
03/08/10	100,000	0.7477
03/16/10	500,000	0.570
03/16/10	250,000	0.549
PLAINFIELD OC MASTER FUND LIMITED

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	175,000	$0.14
03/04/10	50,000	0.77
03/19/10	625	0.72
PLAINFIELD LIQUID STRATEGIES MASTER FUND LIMITED

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	35,000	$0.14
03/04/10	10,000	0.77
03/19/10	125	0.72
PLAINFIELD SPECIAL SITUATIONS MASTER FUND II LIMITED

CUSIP No.	92839U107	Page	44	of	45	Pages

Date of Trade	Shares Purchased (Sold)	Price per Share

02/26/10	490,000	$0.14
03/04/10	140,000	0.77
03/19/10	1,750	0.72